                                                                      Exhibit 11

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATIONS OF PER-SHARE EARNINGS
                    (in thousands, except per share amounts)
                    Calculation of Earnings (Loss) per share


                                                            FOR THE FISCAL
                                                            QUARTERS ENDED
                                                         -----------------------

                                                         MAY 2,         MAY 3,
                                                         1998            1997
================================================================================

Net income (loss) ................................     $    (646)     $      17
                                                       ---------      ---------

Weighted average shares ..........................         4,662          5,792
   Dilutive options ..............................             -            184
   Effect of DM Associates stock .................             -         (1,220)
                                                       ---------      ---------
Total shares for EPS purposes ....................         4,662          4,756
--------------------------------------------------------------------------------


Net income (loss) per share ......................     $   (0.14)     $    0.00
================================================================================





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